Exhibit 11

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

September 20, 2017

Mirae Asset Discovery Funds

625 Madison Avenue, 3rd Floor

New York, New York 10022

Re:	Reorganization of the Asia Great Consumer Fund into the Asia Fund of Mirae Asset Discovery Funds

Ladies and Gentlemen:

We have acted as counsel for Mirae Asset Discovery Funds (the “Trust”), a Delaware statutory trust, in connection with the proposed acquisition by the Asia Fund, a series of the Trust (the “Acquiring Fund”), of the assets and assumption of liabilities of the Asia Great Consumer Fund, a series of the Trust (the “Acquired Fund”), in exchange for shares of the Acquiring Fund. The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

This opinion relates to each class of shares of beneficial interest of the Acquiring Fund (collectively, the “Shares”) (no par value) to be issued in the Reorganization, and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). The Trust is authorized to issue an unlimited number of Shares of the Acquiring Fund.

We have reviewed the Registration Statement and the Trust’s Agreement and Declaration of Trust, its by-laws and certain resolutions adopted by its Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

On the basis of the foregoing, we are of the opinion that upon the prior satisfaction of the conditions contained in the Plan of Reorganization, a copy of which is set forth in the Registration Statement, the Shares, when issued pursuant to the Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust and that, under Delaware law, subject to the terms of the Trust’s Declaration of Trust, the holders of the Shares will be entitled, in that capacity, to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. Pursuant to Section 4.1(w) of Article IV of the Trust’s Agreement and Declaration of Trust, the Trustees of the Trust have the power to cause shareholders, or shareholders of a particular series or class of shares, to pay directly, in advance or in arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed to such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder. No opinion is expressed herein with respect to the requirements of, or compliance with, state securities or blue sky laws.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP